Exhibit 99.1

PRO-PHARMACEUTICALS CLOSES $325,000 TRANCHE;

BRINGS TOTAL TO $3.8 MILLION OF $6.0 MILLION

PRIVATE PLACEMENT

Newton, MA (October 6, 2009) Pro-Pharmaceuticals, Inc. (OTCBB: PRWP) (the “Company”), today announced that it has closed a $325,000 tranche of a private placement of up to $6.0 million with 10X Fund, L.P., which is purchasing unregistered Series B convertible preferred stock and warrants. This tranche brings the total raised to date to approximately $3.8 million.

At the closing, which occurred on September 30, 2009, the Company issued and sold 162,500 shares of Series B-2 preferred stock convertible into 650,000 shares of common stock, a Class A-1 and a Class A-2 warrant each exercisable to purchase 325,000 shares of common stock and a Class B warrant exercisable to purchase 1,300,000 shares of common stock, for a gross purchase price of $325,000. Net proceeds were approximately $305,000.

The Company expects to use the proceeds from the financing for partnership development and approvals in countries with their own approval process, as well as for general corporate purposes.

The Series B Preferred Stock, the Class A-1 Warrants, the Class A-2 Warrants and the Class B Warrants, including the common stock underlying the Series B Preferred Stock and warrants, have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About DAVANAT® and Galectin Therapeutics

DAVANAT®, the Company’s lead product candidate, is a carbohydrate polymer designed to interact with Galectin receptors which are up-regulated on all solid tumors. Current research indicates that galectins affect cell development and play important roles in cancer, including tumor cell survival, angiogenesis and tumor metastasis. DAVANAT® is a drug that is not yet approved for commercial use by the FDA.

Pro-Pharmaceuticals, Inc.

Pro-Pharmaceuticals, OTCBB: PRWP, is focused on the commercialization of Galectin therapeutics for advanced treatment of cancer and fibrosis. Initially, the product pipeline is focused on increasing the efficacy and decreasing the toxicity of chemotherapy drugs. The Company is headquartered in Newton, Mass. Additional information is available at www.pro-pharmaceuticals.com.

FORWARD LOOKING STATEMENTS: Any statements in this news release about future expectations, plans and prospects for the company, including without limitation statements containing the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions, constitute forward-looking statements as defined in the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in such statements. We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of various factors including, but not limited to, the following: uncertainties as to the utility and market for our potential products; uncertainties associated with pre-clinical and clinical trials of our product candidates; and uncertainties as to the results of the financing. More information about those risks and uncertainties is contained in the Company’s most recent quarterly or annual report and in the Company’s other reports filed with the Securities and Exchange Commission. While the Company anticipates that subsequent events may cause the Company’s views to change, the Company disclaims any obligation to update such forward-looking statements.

Contact: Pro-Pharmaceuticals, Inc., Anthony D. Squeglia: 617.559.0033; squeglia@pro-pharmaceuticals.com.

DAVANAT is a registered trademark of Pro-Pharmaceuticals.